Exhibit 99.1

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 3, 2022…...........On October 3, 2022, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.20 per share payable December 15, 2022, to shareholders of record at the close of business on November 15, 2022. The Company’s annual dividend rate on its Common Stock is $0.80 per share.

Also, on October 3, 2022, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from September 1, 2022 through November 30, 2022, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable December 15, 2022, to shareholders of record at the close of business on November 15, 2022. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 132 manufactured home communities containing approximately 25,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

Contact: Nelli Madden

732-577-9997

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A NYSE Company: Symbol - UMH

since 1968